Free Writing Prospectus
Filed Pursuant to Rule 433
Dated September 14, 2011
Registration Statement No. 333-159922
$1.25bln BMW Vehicle Owner Trust 2011-A - Prime Retail Auto Loans
Jt-Leads:	BofAML (Struct), RBC
Co-mgrs:	Bar, CA, CS

CL         $SIZEMM     WAL       M/F               PWIN           E.FINAL       L.FINALBENCH         YLD      PRICE     CPN
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A1         314.300           0.26          P-1/F1+                 1-7                4/25/12          9/25/12         ILIB-5    0.30558     100.00000
A2         392.000           0.99          Aaa/AAA            7-17      2/25/13          2/25/14         EDSF+11 0.631      99.99983 0.63
A3         442.000           2.15          Aaa/AAA            17-36    9/25/14          8/25/15         ISWP+23 0.768      99.98556 0.76
A4         101.700           3.35          Aaa/AAA            36-43            4/27/15          2/26/18         ISWP+31 1.036      99.98759 1.03
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TICKER:	BMWOT 11-A	REGISTRATION:	Public
EXPECTED SETTLE:	9/21/11	EXPECTED RATINGS:	Moodys/Fitch
FIRST PAY DATE:	10/25/11	PXG SPEED:	1.3% ABS to 5% call
ERISA ELIGIBLE:	YES	BILL & DELIVER:	BofAML

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.
Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322.  The securities may not be suitable for all investors.  Merrill, Lynch, Pierce, Fenner & Smith Incorporated and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.